UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
June 16, 2008
CRAFTMADE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26667	75-2057054
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
650 South Royal Lane, Suite 100
Coppell, Texas 75019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 393-3800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 —	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Appointment of Chief Executive Officer.  On June 16, 2008, the board of directors (the “Board”) of Craftmade International, Inc. (the “Company”) appointed J. Marcus Scrudder as its Chief Executive Officer, effective July 1, 2008. Mr. Scrudder will maintain his current positions of Chief Financial Officer and Corporate Secretary of the Company until his successors are appointed by the Board and take office. Mr. Scrudder will receive an annual base salary of $325,000 for his service as Chief Executive Officer.
     Mr. Scrudder, 40, has served as the Company’s Chief Financial Officer since October 3, 2005. Prior to joining Craftmade, Mr. Scrudder served as Operations Manager at privately-owned Crown Equipment Corporation after it purchased the assets of Shannon Corporation in 2004, where Mr. Scrudder was employed since 1997 and served as Chief Financial Officer since 1998. Crown Equipment Corporation is a leading brand of electric lift trucks in North America.
     Mr. Scrudder attended the Executive Program at Southern Methodist University where he received his Masters of Business Administration.
     Retirement of Chief Executive Officer.  On February 5, 2008, James R. Ridings informed the Board that he will retire as the Company’s Chief Executive Officer effective June 30, 2008, which information was reported in the Form 8-K filed February 5, 2008, relating to Mr. Riding’s announcement. The Board has asked Mr. Ridings to continue his role as Chairman of the Board. On June 16, 2008, the Board agreed to pay Mr. Ridings $10,000 per month for his continued services as Chairman of the Board.
     A copy of the press release issued by the Company regarding these matters is furnished as Exhibit 99.1 to this report.
     Retirement of Director.  On June 16, 2008, L. Dale Griggs, 75, informed the Board that he is planning on retiring and will not stand for re-election as a director of the Company at the next annual meeting of shareholders.

Section 9 —	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press release of the Company, dated June 20, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFTMADE INTERNATIONAL, INC.
Date: June 20, 2008	By:	/s/ J. Marcus Scrudder
J. Marcus Scrudder
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the Company, dated June 20, 2008.